Exhibit 10.11

ALLEGION PLC

SENIOR EXECUTIVE PERFORMANCE PLAN

This is the Senior Executive Performance Plan (the “Plan”) of Allegion plc, a company organized under the laws of Ireland (the “Company”), for the payment of annual cash incentive compensation to designated employees.

SECTION 1. DEFINITIONS:

As used in the Plan, the following terms have the following meanings:

BOARD:	The Board of Directors of the Company.

CODE:	The United States Internal Revenue Code of 1986, as amended.

COMMITTEE: The Compensation Committee of the Board; PROVIDED, HOWEVER, that, notwithstanding any provision of the Plan to the contrary, with respect to a participant who is a member of the Board the term Committee shall mean all of the Outside Directors on the Board, all of whose actions hereunder shall be based upon recommendations of the Compensation Committee of the Board.

CONSOLIDATED OPERATING INCOME: The Company’s consolidated operating income from continuing operations as shown in the Company’s audited annual consolidated statement of income, adjusted for any nonrecurring gains/losses included in operating income from continuing operations including, but not limited to, restructuring charges and asset impairments.   Consolidated operating income will exclude the effects of any changes in accounting principles as determined in accordance with generally accepted accounting principles.

EXCHANGE ACT: The Securities Exchange Act of 1934, as amended.

OUTSIDE DIRECTORS: The meaning ascribed to such term in Section 162(m) of the Code and the regulations proposed or adopted thereunder.

PERFORMANCE PERIOD:    The period from January 1st through December 31st.

SECTION 2. OBJECTIVES:

The objectives of the Plan are to:

(a)    recognize and reward on an annual basis the Company’s senior executive officers for their contributions to the overall profitability of the Company; and

(b)    qualify compensation under the Plan as “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

SECTION 3. ADMINISTRATION: The Plan will be administered by the Committee. The Committee shall contain at least three members, each of whom shall be an Outside Director. Subject to the provisions of the Plan, the Committee will have full authority to interpret the Plan, to establish and amend rules and regulations relating to it, to determine the terms and provisions for making awards and to make all other determinations necessary or advisable for the administration of the Plan.

SECTION 4. PARTICIPATION: The Participants in the Plan for each Performance Period shall be those individuals who on the last day of the Company’s fiscal year coincident with such Performance Period are (a) the chief executive officer of the Company (or person acting in such capacity), (b) the chief financial officer of the Company or (c) among the three highest compensated executive officers (other than the chief executive officer or the chief financial officer), each as determined pursuant to the executive compensation disclosure rules under the Exchange Act.

SECTION 5. PERFORMANCE CRITERIA; MAXIMUM AMOUNT PAYABLE TO ANY EXECUTIVE: The performance criteria used to determine incentives payable under the Plan for any Performance Period year shall be the Company’s achievement of Consolidated Operating Income for that Performance Period. The maximum amount payable to each participant under the Plan for a given Performance Period shall be 1.5% of Consolidated Operating Income for the chief executive officer and 0.6% of Consolidated Operating Income for each other participant.

SECTION 6. DETERMINATION OF PARTICIPANTS’ INCENTIVE PAYOUTS:

The Committee shall have sole discretion to determine payouts under the Plan. Final payouts are subject to the approval of the Committee and shall occur as provided in Section 7 hereof. The Committee shall have the right to reduce or cancel any payout that would otherwise be due to a participant if, in its sole discretion, the Committee deems such action warranted based on other circumstances relating to the performance of the Company or the participant. A participant shall not be entitled to any annual incentive payment except in accordance with the terms and conditions of the Plan.

SECTION 7. TIME AND FORM OF PAYMENT:

(a)    Except as provided in paragraph (b) of this Section 7, awards will be paid in cash, net of required withholding taxes, in the calendar year following the Performance Period and as soon as practicable following the public announcement by the Company of its financial results for the fiscal year and written certification from the Committee that the goals described in Section 5 hereof have been attained.

(b)    A participant in the Plan may elect to defer payment of all or any portion of an incentive award pursuant to the terms and conditions of any deferral program adopted by the Committee, which shall be designed to comply with Section 409A of the Code. Such deferral program may provide for a reasonable rate of interest or a return based on one or more predetermined actual investments (whether or not the assets associated with the amount originally deferred are actually invested in them).

SECTION 8. TERMINATION OF EMPLOYMENT: In the event of a participant’s termination of employment for any reason during a Performance Period, the Committee, in its discretion, may provide that the participant (or his or her beneficiary) receive, after the end of the Performance Period, all or any portion of the performance bonus to which the participant would otherwise have been entitled upon achievement of the applicable performance criteria, but subject to reduction in accordance with Section 6 hereof.

SECTION 9. RECOUPMENT: The Committee may direct the Company to recover any awards paid under the SEPP from a participant or former participant who engages in fraud or intentional misconduct that results in a need for the Company to restate its financial statements.

SECTION 10. MISCELLANEOUS:

(a)    AMENDMENT AND TERMINATION OF THE PLAN. The Board may amend, modify or terminate the Plan at any time and from time to time. Notwithstanding the foregoing, no such amendment, modification or termination shall affect the payment of a performance bonus for a Performance Period already ended or be effective without approval of the Company’s shareholders if, and to the extent, required under Section 162(m) of the Code, other applicable law or the rules of any stock exchange on which the shares of the Company are listed.

(b)     NO ASSIGNMENT. Except as otherwise required by applicable law, no interest, benefit, payment, claim or right of any participant under the Plan shall be subject in any manner to any claims of any creditor of any participant or beneficiary, nor to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind, and any attempt to take any such action shall be null and void.

(c)    NO RIGHTS TO EMPLOYMENT. Nothing contained in the Plan shall give any person the right to be retained in the employment of the Company or any of its subsidiaries or associated corporations or affect the right of any such employer to dismiss any employee.

(d)    BENEFICIARY DESIGNATION. The Committee shall establish such procedures as it deems necessary for a participant to designate a beneficiary to whom any amounts would be payable in the event of the participant’s death.

(e)    PLAN UNFUNDED. The entire cost of the Plan shall be paid from the general assets of the Company or its subsidiaries. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor, and neither the Company, its subsidiaries, the Board nor the Committee shall be responsible for the adequacy of the general assets of the Company and its subsidiaries to meet and discharge Plan liabilities, nor shall the Company or its subsidiaries be required to reserve or otherwise set aside funds for the payment of its obligations hereunder.

(f)    APPLICABLE LAW. The Plan and all rights there under shall be governed by and construed in accordance with the laws of the State of Delaware without reference to conflict of law principles of such state